Exhibit 8.2

April 22, 2015

Royal Bank of Canada
200 Bay Street, Royal Bank Plaza
Toronto, Ontario, Canada, M5T 2J5

and

RBC Covered Bond Guarantor Limited Partnership
155 Wellington Street West, 14th Floor
Toronto, Ontario, Canada, M5V 3K7

Dear Sirs/Mesdames:

We have acted as Canadian tax counsel to Royal Bank of Canada (the Bank) and RBC Covered Bond Guarantor Limited Partnership (the Guarantor, and together with the Bank, the Registrants), in connection with the filing by the Registrants of a shelf registration on Form F-3 dated April 22, 2015 (the Registration Statement) under the United States Securities Act of 1933, as amended (the Act). The Registration Statement registers U.S. $15,000,000,000 aggregate amount of covered bonds (the Covered Bonds) unconditionally and irrevocably guaranteed as to payments (the Guarantee) by the Guarantor, to be issued pursuant to an amended and restated trust deed, dated as of August 1, 2014 between the Bank, as issuer, the Guarantor, as guarantor, and Computershare Trust Company of Canada, as Bond Trustee.

We hereby confirm that, although the discussion set forth under the heading “Tax Consequences – Canadian Taxation” in the prospectus included in the Registration Statement (the Prospectus) does not purport to discuss all possible Canadian federal income tax consequences of the ownership and disposition of the Covered Bonds to be issued pursuant to the Registration Statement, in our opinion, such discussion constitutes, in all material respects, subject to the limitations and qualifications therein, a fair and accurate summary of the Canadian income tax consequences of the ownership and disposition of such Covered Bonds, based upon current law.

We hereby consent to the use of our name under the heading “Tax Consequences – Canadian Taxation” in the Prospectus.  We further consent to your filing a copy of this opinion as Exhibit 8.2 to the Registration Statement.  In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion is expressed as of the date hereof and applies only to the disclosure under the heading “Tax Consequences – Canadian Taxation” set forth in the Prospectus.  We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any subsequent changes in applicable law.

Yours very truly,

/s/ Norton Rose Fulbright Canada LLP

NORTON ROSE FULBRIGHT CANADA LLP

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.

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